EXHIBIT 3.1

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

PRIME GROUP REALTY TRUST

Prime Group Realty Trust, a Maryland real estate investment trust (the “Trust”), certifies as follows:

FIRST: the Trust desires to amend and restate its Declaration of Trust as currently in effect as hereinafter provided.

SECOND: the following provisions are all the provisions of the Declaration of Trust as currently in effect.

1.	The Trust.

1.1.         Name. The name of the trust (the “Trust”) is Prime Group Realty Trust. So far as may be practicable, the business of the Trust shall be conducted and transacted under that name. Under circumstances in which the Trustees determine that the use of the name “Prime Group Realty Trust” is not practicable, they may use any other designation or name for the Trust.

1.2.         Formation. The Trust is a real estate investment trust (a “REIT”) within the meaning under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the “Maryland REIT law”). The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended (the “Code”)).

1.3.         Purposes and Powers. The Trust is organized as a real estate investment trust under the Maryland REIT law for the purpose of engaging in any activity permitted to real estate investment trusts generally by the Maryland REIT law and shall have all further powers consistent with law and appropriate to attain its purposes, including, without limitation or obligation, engaging in business as a REIT under the Code.

1.4.        Resident Agent and Principal Office. The name and address of the Trust’s initial resident agent in the State of Maryland is The Corporation Trust Inc., 32 South Street, 2nd Floor, Baltimore, Maryland 21202, which is a resident of the State of Maryland. The address of the Trust’s principal office is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601. The Trust may have such other offices and places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

1.5.        Definitions. For purposes of this Declaration of Trust, the following terms shall have the meanings indicated:

“Beneficial Ownership” shall mean ownership of Equity Shares or options to acquire Equity Shares by a Person who would be treated as an owner of such Equity Shares under Section 542(a)(2) of the Code either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code but without regard to Section 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have the correlative meanings.

“Beneficiary” shall mean a beneficiary of the Trust as determined in accordance with the provisions of Section 4.8 hereof.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City, New York are authorized or required by law, regulation or executive order to close.

“Call Date” shall mean the date specified in the notice to holders required under Section 3.3.3(d) hereof as the Call Date.

“Change of Control” shall have the meaning set forth in Section 3.3.4(a) hereof.

“Closing Date of the Initial Public Offering” shall mean the time and date of payment for and delivery of Common Shares issued pursuant to the Initial Public Offering, excluding the Common Shares issuable upon exercise of the over-allotment option granted in connection with the Initial Public Offering.

“Common Shares” shall have the meaning set forth in Section 3.1 hereof.

“Constituent Person” shall have the meaning set forth in Section 3.3.4(e) hereof.

“Constructive Ownership” shall mean ownership of Equity Shares or options to acquire Equity Shares by a Person who would be treated as an owner of such Equity Shares either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Own” and “Constructively Owned” shall have correlative meanings.

“Conversion Date” shall have the meaning set forth in Section 3.3.4(a) hereof.

“Conversion Price” shall mean the conversion price per Common Share for which the Convertible Preferred Shares are convertible, as such Conversion Price may be adjusted pursuant to Section 3.3.4 hereof. The initial conversion price shall be $20.00.

“Convertible Preferred Shares” shall have the meaning set forth in Section 3.1 hereof.

“Current Market Price” of publicly traded Common Shares or any other class of shares of beneficial interest or other security of the Trust or any other issuer for any day shall mean the last reported sales price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange (“NYSE”) or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the NASDAQ Stock Market (“NASDAQ”) or, if such security is not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the Board of Trustees.

“Dividend Payment Date” shall mean (i) for any Dividend Period with respect to which the Trust pays a dividend on the Common Shares, the date on which such dividend is paid, or (ii) for any Dividend Period with respect to which the Trust does not pay a dividend on the Common Shares, a date to be set by the Board of Trustees, which date shall not be later than the 45th calendar day after the end of the applicable Dividend Period.

“Dividend Periods” shall mean quarterly dividend periods commencing on January 1, April 1, July I and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period with respect to any Convertible Preferred Shares (other than the initial Dividend Period, which shall commence on the Issue Date for such Convertible Preferred Shares and end on and include the last day of the calendar quarter immediately following such Issue Date, and other than the Dividend Period during which any Convertible Preferred Shares shall be redeemed pursuant to Section 3.3.3 hereof or converted pursuant to Section 3.3.4 hereof, which shall end on and include the Call Date with respect to the Convertible Preferred Shares being redeemed).

“Equity Shares” shall mean any of the Common Shares, the Preferred Shares or the Convertible Preferred Shares, or any combination thereof, that have been issued and are outstanding. The term “Equity Shares” shall include all of the Common Shares, the Preferred Shares and the Convertible Preferred Shares that are held as Excess Shares in accordance with the provisions of Section 4.2 hereof.

“Excess Shares” shall have the meaning set forth in Section 4.2 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expiration Time” shall have the meaning set forth in Section 3.3.4(d)(iv) hereof.

“Fair Market Value” shall mean (except in Section 3.3.3(e) hereof) as of any day the average of the daily Current Market Prices of a Common Share on the five (5) consecutive Trading Days selected by the Trust commencing not more than 20 Trading Days before, and ending not later than, the earlier of the day in question and the day before the “ex date,” with respect to the issuance or distribution requiring such computation. The term “ex date,” when used with respect to any issuance or distribution, means the first day on which the Common Shares trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day’s Current Market Price.

“Fully Junior Shares” shall mean the Common Shares and any other class or series of shares of beneficial interest of the Trust now or hereafter issued and outstanding over which the Convertible Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Trust.

“Funds from Operations” shall mean net income (loss) (computed in accordance with generally accepted accounting principles) excluding gains (or losses) from debt restructuring, and distributions in excess of earnings allocated to other Operating Partnership interests or minority interests (as reflected in the financial statements of the Trust) plus depreciation/amortization of assets unique to the real estate industry, all computed in a manner consistent with the revised definition of Funds From Operations adopted by the National Association of Real Estate Investment Trusts, in its White Paper dated March 1995, as such definitions may be modified from time to time, as determined by the Trust in good faith.

“Initial Public Offering” shall mean the sale of Common Shares pursuant to the Trust’s first effective registration statement for such Common Shares filed under the Securities Act.

“Issue Date” shall mean the date on which the Convertible Preferred Shares are issued.

“Issue Price” shall be $20.00.

“Junior Shares” shall mean the Common Shares and any other class or series of shares of beneficial interest of the Trust now or hereafter issued and outstanding over which the Convertible Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Trust.

“Market Price” on any date shall mean the average of the Closing Price for the five (5) consecutive Trading Days ending on such date. The “Closing Price” on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported on the NYSE or, if the Equity Shares are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which the Equity Shares are listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on NASDAQ or, if the Equity Shares are not quoted on such National Market System, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for the Equity Shares on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in the Equity Shares selected for such purpose by the Board of Trustees.

“Non-Electing Share” shall have the meaning set forth in Section 3.3.4(e) hereof.

“Operating Partnership” shall mean Prime Group Realty, L.P., a Delaware limited partnership.

“Ownership Limit” shall initially mean 9.9%, in number of shares or value, of the outstanding Equity Shares. The number and value of shares of the outstanding Equity Shares of the Trust shall be determined by the Trustees in good faith, which determination shall be conclusive for all purposes hereof.

“Parity Shares” shall have the meaning set forth in Section 3.3.7(b) hereof.

“Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 4.8(e) hereof.

“Person” shall mean an individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Exchange Act and shall include any successor (by merger or otherwise) of such entity or group; but does not include an underwriter which participated in any public offering registered under the Securities Act of any shares of the Trust for a period of 90 days following the purchase by such underwriter of the Equity Shares; provided, that the restrictions contained in Section 4.1 hereof will not be violated following the distribution by such underwriter of such shares.

“Preferred Shares” shall have the meaning set forth in Section 3.1 hereof.

“Prohibited Transferee” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 4.1 hereof, would own record title to Equity Shares.

“Purchased Shares” shall have the meaning set forth in Section 3.3.4(d)(iv) hereof.

“REIT Termination Event” shall mean the earliest to occur of:

(i)           the filing of a federal income tax return by the Trust for any taxable year on which the Trust does not elect to be taxed as a real estate investment trust;

(ii)  the approval by the shareholders of the Trust of a proposal for the Trust to cease to qualify as a real estate investment trust;

(iii)  a determination by the Board of Trustees of the Trust, based on the advice of counsel, that the Trust has ceased to qualify as a real estate investment trust; or

(iv)  a “determination” within the meaning of Section 1313(a) of the Code that the Trust has ceased to qualify as a real estate investment trust.

“Restriction Termination Date” shall mean the first day on which the Board of Trustees of the Trust determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.

“Securities” and “Security” shall have the meanings set forth in Section 3.3.4(d)(iii) hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Trust in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Trustees, the allocation of funds to be so paid on any series or class of shares of beneficial interest of the Trust; provided, however, that if any funds for any class or series of Junior Shares or any class or series of shares of beneficial interest ranking on a parity with the Convertible Preferred Shares as to the payment of dividends are placed in a separate account of the Trust or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Convertible Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Share Trust” shall mean any separate trust created pursuant to Section 4.2 hereof and administered in accordance with the terms of Section 4.8 hereof, for the exclusive benefit of any Beneficiary.

“Share Trustee” shall mean any person or entity unaffiliated with both the Trust and any Prohibited Transferee, such Share Trustee to be designated by the Trust to act as trustee of any Share Trust, or any successor trustee thereof.

“Trading Day” shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the National Market System of NASDAQ, or if such securities are not quoted on such National Market System, in the securities market in which the securities are traded.

“Transaction” shall have the meaning set forth in Section 3.3.4(e) hereof.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Shares (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Shares), whether by operation of law or otherwise. The terms “Transfers” and “Transferred” shall have the correlative meanings.

“Transfer Agent” shall mean the Trust, or such other agent or agents of the Trust as may be designated by the Board of Trustees or their designee as the transfer agent, registrar and dividend disbursing agent for the Convertible Preferred Shares.

“Voting Preferred Shares” shall have the meaning set forth in Section 3.3.6 hereof.

“Weighted Average Trading Price” shall mean, for any period, the number obtained by dividing (i) the sum of the products, for each sale of Common Shares on each Trading Day in such period, of (a) the sale price per Common Share and (b) the number of Common Shares sold by (ii) the total number of Common Shares sold during such period.

2.	Board of Trustees.
	2.1.	Powers.

(a)          Subject to the limitations herein or in the Bylaws of the Company (the “Bylaws”), (i) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (ii) the Board of Trustees shall have full, exclusive and absolute power, control and authority over the property of the Trust and over the business of the Trust. The Board of Trustees may take any actions as in its sole judgment and discretion are necessary or desirable to conduct the business of the Trust. This Declaration of Trust shall be construed with a presumption in favor of the grant of power and authority to the Board of Trustees. Any construction of this Declaration of Trust or determination made in good faith by the Board of Trustees concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Board of Trustees included in this Declaration of Trust or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Trustees under the general laws of the State of Maryland or any other applicable laws.

(b)          Except as otherwise provided in the Bylaws, the Board of Trustees, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

(c)          It is intended that the Board of Trustees will ensure that the Trust satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of outstanding shares of its beneficial interest, the nature of its assets, the sources of its income and the amount and timing of its distributions to its shareholders. The Board of Trustees shall take no action to disqualify the Trust as a REIT or to otherwise revoke the Trust’s election to be taxed as a REIT without the affirmative vote of two-thirds of the shares of beneficial interest entitled to vote on such matter at a meeting of the shareholders.

2.2.	Classification and Number.

(a)          The Trustees of the Trust (the “Trustees”) shall be classified, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible, one class (“Class I”) to hold office initially for a term expiring at the first annual meeting of shareholders, another class (“Class II”) to hold office initially for a term expiring at the second annual meeting of shareholders and another class (“Class III”) to hold office initially for a term expiring at the third annual meeting of shareholders, with the Trustees of each class to hold office until their successors are duly elected and qualified. At each annual meeting of shareholders, the successors to the class of Trustees whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Shareholder votes to elect Trustees shall be conducted in the manner provided in the Bylaws.

(b)          The number of Trustees shall be seven (7), which number may be increased or decreased pursuant to the Bylaws and increased pursuant to Section 3.3.8 hereof, but shall not be less than three (3). The name and class of the Trustees serving at the time of adoption of this amendment and restatement and who shall serve until their successors are duly elected and qualified are:

Name	Class
Michael W. Reschke	Class I
Richard S. Curto	Class II
Stephen J. Nardi	Class III
James R. Thompson	Class III
Christopher J. Nassetta	Class II
Thomas J. Saylak	Class III
Jacque M. Ducharme	Class I

It shall not be necessary to list in this Declaration of Trust the names of any Trustees hereinafter elected.

(c)          If a vacancy in the Board of Trustees shall occur or be created (whether arising through death, retirement, resignation or removal or through an increase in the number of Trustees), the vacancy shall be filled by the affirmative vote of a majority of the remaining Trustees, at any regular meeting or any special meeting called for that purpose, even though less than a quorum of the Board of Trustees may exist.

2.3.        Resignation or Removal. Any Trustee may resign by written notice to the Board, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect one or more Trustees, a Trustee may be removed at any time, with cause only, at a meeting of the shareholders, by the affirmative vote of the holders of not less than two-thirds of the shares of beneficial interest then outstanding and entitled to vote generally in the election of Trustees.

2.4.         Performance of Duties as a Trustee. A Trustee shall perform his or her duties as a Trustee: (i) in good faith, (ii) in a manner he or she reasonably believes to be in the best interest of the Trust and (iii) with the care that an ordinarily prudent person in a like position would use under similar circumstances. In performing his or her duties, a Trustee is entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by, (i) an officer or employee of the Trust whom the Trustee reasonably believes to be reliable and competent in the matters presented, (ii) a lawyer, certified public accountant or other person, as to matters which the Trustee reasonably believes to be within the person’s professional competence, or (iii) a committee of the Board of Trustees on which the Trustee does not serve, as to matters within its designated authority, if the Trustee reasonably believes the committee to merit confidence.

3.	Shares of Beneficial Interest.

3.1.         Authorized Shares and Par Value. The beneficial interest in the Trust shall be divided into shares (the “Shares”). The total number of shares of beneficial interest which the Trust has authority to issue is 195,000,000 shares, consisting of (i) 30,000,000 preferred shares having a par value of $0.01 per share (the “Preferred Shares”), amounting to an aggregate par value of $300,000, of which 2,000,000 shares shall be designated as 7.0% Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (the “Convertible Preferred Shares”), (ii) 65,000,000 excess shares having a par value of $0.01 per share (the “Excess Shares”), amounting to an aggregate par value of $650,000, and (iii) 100,000,000 common shares of beneficial interest having a par value of $0.01 per share (the “Common Shares”), amounting to an aggregate par value of $1,000,000. The aggregate par value of all the shares that the Trust shall have authority to issue is $1,950,000. In addition, the Trustees may amend this Declaration of Trust to create and authorize from time to time additional types, series or classes of securities or to increase or decrease the aggregate number of shares of any class that the Trust is authorized to issue, without any action of the shareholders of the Trust.

3.2.	Common Shares.

(a)          Voting Rights. Subject to the voting rights of the Convertible Preferred Shares, any additional Preferred Shares and the Excess Shares, holders of Common Shares shall be entitled to vote on all matters (for which holders of Common Shares shall be entitled to vote thereon) at all meetings of the shareholders of the Trust and shall be entitled to one vote for each Common Share entitled to vote at such meeting. Holders of Common Shares may not engage in cumulative voting in the election of Trustees.

(b)          Rights Upon Liquidation. Subject to the preferential rights upon liquidation of the Convertible Preferred Shares, any additional Preferred Shares and the Excess Shares, holders of Common Shares shall be entitled to share ratably in the assets of the Trust legally available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Trust after payment of, or adequate provision for, all known debts and liabilities of the Trust.

(c)          General Nature of Common Shares. Holders of Common Shares shall have no conversion, sinking fund, redemption, exchange, preference, appraisal (except as provided by Maryland law) or preemptive rights.

3.3.	Convertible Preferred Shares.
	3.3.1.	Dividends.

(a)          Subject to the preferential rights of the holders of any Preferred Shares that rank senior in the payment of dividends to the Convertible Preferred Shares, the holders of Convertible Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential dividends payable in cash in an amount per share equal to the greater of (i) (x) an annual rate equal to the product of the Issue Price multiplied by 0.07 for Dividend Periods ending before November 17, 1998 and (y) an annual rate equal to the product of the Issue Price multiplied by 0.075 for Dividend Periods ending after November 17, 1998 or (ii) the regular cash dividends (determined on each Dividend Payment Date) on the Common Shares, or portion thereof, into which a Convertible Preferred Share is convertible. The dividends referred to in clause (ii) of the preceding sentence shall equal the number of Common Shares, or portion thereof, into which a Convertible Preferred Share will be convertible on or after the Conversion Date, multiplied by the most current quarterly dividend on a Common Share on or before the applicable Dividend Payment Date. If the Trust pays a regular cash dividend on the Common Shares with respect to a Dividend Period after the date on which the Dividend Payment Date is declared pursuant to clause (ii) of the definition of Dividend Payment Date and the dividend calculated pursuant to clause (ii) of this paragraph (a) with respect to such Dividend Period is greater than the dividend previously declared on the Convertible Preferred Shares with respect to such Dividend Period, the Trust shall pay an additional dividend to the holders of the Convertible Preferred Shares on the date on which the dividend on the Common Shares is paid, in an amount equal to the difference between (y) the dividend calculated pursuant to clause (ii) of this paragraph (a) and (z) the amount of dividends previously declared on the Convertible Preferred Shares with respect to such Dividend Period. The dividends shall begin to accrue and shall be fully cumulative from the first day of the applicable Dividend Period, whether or not in any Dividend Period or Periods there shall be funds of the Trust legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Trustees, in arrears on Dividend Payment Dates. Each such dividend shall be payable in arrears to the holders of record of Convertible Preferred Shares as they appear in the records of the Trust at the close of business on such record dates, not less than 10 nor more than 50 days preceding such Dividend Payment Dates thereof, as shall be fixed by the Board of Trustees. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not less than 10 nor more than 50 days preceding the payment date thereof, as may be fixed by the Board of Trustees. Any dividend payment made on Convertible Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to Convertible Preferred Shares which remains payable.

(b)          The amount of dividends referred to in clause (i) of Section 3.3.1(a) payable for each full Dividend Period on the Convertible Preferred Shares, other than the Dividend Period commencing October 1, 1998, shall be computed by dividing the annual dividend rate by four. For the Dividend Period commencing October 1, 1998, the amount of dividends through November 17, 1998 on the Convertible Preferred Shares shall be computed by dividing Issue Price times 0.07 by 365 and multiplying the result by the number of days from October 1, 1998 through November 17, 1998 and dividends from November 18, 1998 through December 31, 1998 on the Convertible Preferred Shares shall be computed by dividing the Issue Price times 0.075 by 365 and multiplying the result by the number of days from November 18, 1998 through December 31, 1998. The initial Dividend Period for the Convertible Preferred

Shares will include a partial dividend for the period from the Issue Date until the last day of the calendar quarter immediately following such Issue Date. The amount of dividends payable for such period, or any other period shorter than a full Dividend Period, on the Convertible Preferred Shares shall be computed by dividing the number of days in such period by 365 and multiplying the result by the product of the annual dividend rate multiplied by the Issue Price. Holders of Convertible Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends, as herein provided, on the Convertible Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Convertible Preferred Shares which may be in arrears.

(c)          So long as any Convertible Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Convertible Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date on such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Convertible Preferred Shares and all dividends declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Convertible Preferred Shares and accumulated and unpaid on such Parity Shares.

(d)          So long as any Convertible Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Trust or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by the Trust, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Convertible Preferred Shares and any other Parity Shares of the Trust shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past Dividend Periods with respect to the Convertible Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Convertible Preferred Shares and the current dividend period with respect to such Parity Shares.

(e)          No distributions on Convertible Preferred Shares shall be declared by the Board of Trustees or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

3.3.2.	Liquidation Preference.

(a)          In the event of any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, subject to the prior preferences and other rights of any series of shares of beneficial interest ranking senior to the Convertible Preferred Shares upon liquidation, dissolution or winding up of the Trust, before any payment or distribution of the assets of the Trust (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of the Convertible Preferred Shares shall be entitled to receive twenty dollars ($20.00) (the “Liquidation Preference”) per Convertible Preferred Share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment; provided, that the dividend payable with respect to the Dividend Period containing the date of final distribution shall be equal to the greater of (i) the dividend provided in Section 3.3.1(a)(i) hereof or (ii) the dividend determined pursuant to Section 3.3.1(a)(ii) hereof for the preceding Dividend Period. If, upon any liquidation, dissolution or winding up of the Trust, the assets of the Trust, or proceeds thereof, distributable among the holders of the Convertible Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Convertible Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Convertible Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 3.3.2, (i) a consolidation or merger of the Trust with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or conveyance of all or substantially all of the Trust’s property or business or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Trust.

(b)          Subject to the rights of the holders of shares of any series or class or classes of shares of beneficial interest ranking on a parity with or prior to the Convertible Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Trust, after payment shall have been made in full to the holders of the Convertible Preferred Shares, as provided in this Section 3.3.2, the holders of Convertible Preferred Shares shall have no other claim to the remaining assets of the Trust and any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Convertible Preferred Shares shall not be entitled to share therein.

3.3.3.	Redemption at the Option of the Trust.

(a)          Except as provided in Section 3.3.3(e) below, the Convertible Preferred Shares shall not be redeemable by the Trust prior to November 17, 2007. On and after November 17, 2007, the Trust, at its option, may redeem the Convertible Preferred Shares, in whole at any time or from time to time in part out of funds legally available therefor at a redemption price payable in cash equal to 100% of the Liquidation Preference per Convertible Preferred Share (plus all accumulated, accrued and unpaid dividends as provided below).

(b)          Upon any redemption of Convertible Preferred Shares pursuant to this Section 3.3.3, the Trust shall pay all accrued and unpaid dividends, if any, thereon to the Call Date, without interest. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Convertible Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding any redemption of such shares before such Dividend Payment Date. Except as provided above, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Convertible Preferred Shares called for redemption.

(c)          If full cumulative dividends on the Convertible Preferred Shares and any other class or series of Parity Shares have not been declared and paid or declared and set apart for payment, the Convertible Preferred Shares may not be redeemed under this Section 3.3.3 in part and the Trust may not purchase or acquire Convertible Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Convertible Preferred Shares.

(d)          Notice of the redemption of any Convertible Preferred Shares under this Section 3.3.3 (other than paragraph (e)) shall be mailed by first-class mail to each holder of record of Convertible Preferred Shares to be redeemed at the address of each such holder as shown on the Trust’s records, not less than 30 nor more than 90 days prior to the Call Date. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of Convertible Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places at which certificates for such shares are to be surrendered; (5) the then-current Conversion Price; and (6) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Trust shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Convertible Preferred Shares so called for redemption shall cease to accrue, (ii) such shares shall no longer be deemed to be outstanding and (iii) all rights of the holders thereof as holders of Convertible Preferred Shares shall cease (except the rights to convert and to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Trust’s obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Trust shall deposit with a bank or trust company (which may be an affiliate of the Trust) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Convertible Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holders of Convertible Preferred Shares to be redeemed on any cash so set aside by the Trust. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the

Trust, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Trust for the payment of such cash.

As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Convertible Preferred Shares are to be redeemed, shares to be redeemed shall be selected by the Trust from outstanding Convertible Preferred Shares not previously called for redemption pro rata (as nearly as may be), by lot or by any other method determined by the Trust in its sole discretion to be equitable. If fewer than all the Convertible Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

(e)          Notwithstanding anything herein to the contrary, beginning on June 17, 1998 and ending on September 17, 1998, the Trust, at its option, may redeem all, but not less than all, of the Convertible Preferred Shares at a premium (the “Special Redemption Price”) calculated to result in a total internal rate of return to the holder (including the receipt of dividends and calculated on an annual compounded basis as if the holder had owned the shares since the Issue Date) of 20.0%. The Special Redemption Price may be paid, at the Trust’s option, in any combination of (i) cash and (ii) Common Shares valued at Fair Market Value; provided, that the cash portion of the Special Redemption Price shall equal at least 75% of the Special Redemption Price. For purposes of this Section 3.3.3(e), Fair Market Value shall mean the Weighted Average Trading Price for the Common Shares for the 20 Trading Days preceding the date of the special redemption (the “Special Redemption Call Date”).

Notice of the redemption of any Convertible Preferred Shares under this Section 3.3.3(e) shall be mailed by first-class mail to each holder of record of Convertible Preferred Shares to be redeemed at the address of each such holder as shown on the Trust’s records, not less than 30 nor more than 90 days prior to the Special Redemption Call Date. Neither the failure to mail any notice required by this paragraph (e), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Each such mailed notice shall state, as appropriate: (1) the Special Redemption Call Date; (2) the Special Redemption Price (including the amount of the Special Redemption Price consisting of cash and the amount of the Special Redemption Price consisting of Common Shares, together with calculations supporting the determination of the number Common Shares constituting a portion of the Special Redemption Price); (3) the place or places at which certificates for such shares are to be surrendered; and (4) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Special Redemption Call Date (unless the Trust shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Convertible Preferred Shares so called for redemption shall cease to accrue, (ii) such shares shall no longer be deemed to be outstanding and (iii) all rights of the holders thereof as holders of Convertible Preferred Shares shall cease (except the right to receive the Special Redemption Price, without interest thereon, upon surrender and endorsement of their certificates if so required). The Trust’s obligation to provide cash and Common Shares in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Special Redemption Call Date, the Trust shall deposit with a bank or trust company (which may be an affiliate of the Trust) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, necessary for such redemption, in trust, with irrevocable instructions that such cash and/or Common Shares be applied to the redemption of the Convertible Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holders of Convertible Preferred Shares to be redeemed on any cash so set aside by the Trust. Subject to applicable escheat laws, any such cash or Common Shares unclaimed at the end of two years from the Special Redemption Call Date shall revert to the general funds of the Trust, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Trust for the payment of such cash or Common Shares.

As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) and Common Shares for which such shares have been redeemed.

3.3.4.     Conversion. Holders of Convertible Preferred Shares shall have the right to convert all or a portion of such shares into Common Shares, as follows:

(a)          Subject to and upon compliance with the provisions of this Section 3.3.4, a holder of Convertible Preferred Shares shall have the right, at his or her option, upon the earliest to occur of (i) September 17, 1998, (ii) the first day on which a Change of Control occurs, (iii) the occurrence of a REIT Termination Event or (iv) such date as determined by the Trust (the “Conversion Date”), to convert all or any portion of such shares (or such shares as determined by the Trust if pursuant to clause (iv) above) into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate Liquidation Preference of such shares (inclusive of accrued but unpaid dividends) by the Conversion Price (as in effect at the time and on the date provided for in the last paragraph of paragraph (b) of this Section 3.3.4) by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 3.3.4; provided, however, that the right to convert shares called for redemption pursuant to Section 3.3.3 hereof shall terminate at the close of business on the fifth Business Day prior to the Call Date fixed for such redemption, unless the Trust shall default in making payment of the cash payable upon such redemption under Section 3.3.3.

“Change of Control” means each occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than 25% of the Trust’s outstanding shares of beneficial interest with voting power, under ordinary circumstances, to elect Trustees of the Trust; (ii) other than with respect to the election, resignation or replacement of any trustee designated, appointed or elected by the holders of the Convertible Preferred Shares

(each a “Preferred Trustee”), during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Trustees (together with any new trustees whose election by such Board of Trustees or whose nomination for election by the shareholders of the Trust was approved by a vote of 66-2/3% of the Trustees (excluding Preferred Trustees) then still in office who were either Trustees at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees then in office; and (iii) (A) the Trust consolidating with or merging into another entity or conveying, transferring or leasing all or substantially all of its assets (including, but not limited to, real property investments) to any individual or entity or (B) any corporation consolidating with or merging into the Trust, which in either event (A) or (B) is pursuant to a transaction in which the outstanding voting shares of beneficial interest of the Trust are reclassified or changed into or exchanged for cash, securities or other property; provided, however, that the events described in clause (iii) above shall not be deemed to be a Change of Control (a) if the sole purpose of such event is that the Trust is seeking to change its domicile or to change its form of organization from a trust to a corporation or (b) if the holders of the exchanged securities of the Trust immediately after such transaction beneficially own at least a majority of the securities of the merged or consolidated entity normally entitled to vote in elections of trustees.

(b)          In order to exercise the conversion right, the holder of each Convertible Preferred Share to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Trust or in blank, at the office of the Transfer Agent, accompanied by written notice to the Trust that the holder thereof irrevocably elects to convert such Convertible Preferred Shares. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Convertible Preferred Share is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Trust, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Trust demonstrating that such taxes have been paid).

Holders of Convertible Preferred Shares at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. However, Convertible Preferred Shares surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of notice of redemption with respect to a Call Date during such period, such Convertible Preferred Shares being entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Convertible Preferred Shares on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into Common Shares on the corresponding Dividend Payment Date will receive the dividend payable by the Trust on such Convertible Preferred Shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Convertible Preferred Shares for conversion. Except as provided above, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Common Shares issued upon such conversion.

As promptly as practicable after the surrender of certificates for Convertible Preferred Shares as aforesaid, the Trust shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such shares in accordance with provisions of this Section 3.3.4, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in paragraph (c) of this Section 3.3.4.

Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Convertible Preferred Shares shall have been surrendered and such notice shall have been received by the Trust as aforesaid (and if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by the Trust as described above), and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the share transfer books of the Trust shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Trust.

(c)          No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Convertible Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a Convertible Preferred Share, the Trust shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Common Shares on the Trading Day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Convertible Preferred Shares so surrendered.

(d)	The Conversion Price shall be adjusted from time to time as follows:

(i)  If the Trust shall after the Issue Date (A) pay a dividend or make a distribution on its capital shares in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares or (D) issue any shares of beneficial interest by reclassification of its Common Shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or distribution or at the opening of business on the Business Day next following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Convertible Preferred Share thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above as if such Convertible Preferred Shares had been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the opening of business on the Business Day next following the record date (except as provided in paragraph (h) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the Business Day next following the effective date in the case of a subdivision, combination or reclassification.

(ii)  If the Trust shall issue after the Issue Date rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Common Shares at a price per share less than 94% (100% if a stand-by underwriter is used and charges the Trust a commission) of the Fair Market Value per Common Share on the record date for the determination of shareholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the Business Day next following such record date shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the Business Day next following the date fixed for such determination by (B) a fraction, the numerator of which shall be the sum of (x) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (y) the number of shares that the aggregate proceeds to the Trust from the exercise of such rights, options or warrants for Common Shares would purchase at 94% of such Fair Market Value (or 100% in the case of a stand-by underwriting), and the denominator of which shall be the sum of (x) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (y) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in paragraph (h) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than 94% of such Fair Market Value (or 100% in the case of a stand-by underwriting), there shall be taken into account any consideration received by the Trust upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the Board of Trustees.

(iii)  If the Trust shall distribute to all holders of its Common Shares any securities of the Trust (other than Common Shares) or evidence of its indebtedness or assets (excluding cumulative cash dividends or distributions paid with respect to the Common Shares after December 31, 1996 which are not in excess of the following: the sum of (A) the Trust’s cumulative undistributed Funds from Operations at December 31, 1996, plus (B) the cumulative amount of Funds from Operations, as determined by the Board of Trustees, after December 31, 1996, minus (C) the cumulative amount of dividends accrued or paid in respect of the Convertible Preferred Shares or any other class or series of preferred shares of beneficial interest of the Trust after the Issue Date) or rights, options or warrants to subscribe for or purchase any of its securities (excluding those rights, options and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in subparagraph (ii) above to subscribe for or purchase Common Shares, which rights and warrants are referred to in and treated under subparagraph (ii) above) (any of the foregoing being hereinafter in this subparagraph (iii) collectively called the “Securities” and individually a “Security”), then in each such case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (x) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (y) a fraction, the numerator of which shall be the Fair Market Value per Common Share on the record date mentioned below less the then fair market value (as determined by the Board of Trustees, whose determination shall be conclusive), of the portion of the Securities or assets or evidences of indebtedness so distributed or of such rights, options or warrants applicable to one Common Share, and the denominator of which shall be the Fair Market Value per Common Share on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the Business Day next following (except as provided in paragraph (h) below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this subparagraph (iii), the distribution of a Security, which is distributed not only to the holders of the Common Shares on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is distributed with each Common Share delivered to a Person converting a Convertible Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subparagraph (iii); provided, that on the date, if any, on which a person converting a Convertible Preferred Share would no longer be entitled to receive such Security with a Common Share (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred and the Conversion Price shall be adjusted as provided in this subparagraph (iii) (and such day shall be deemed to be “the date fixed for the determination of the shareholders entitled to receive such distribution” and “the record date” within the meaning of the two preceding sentences).

(iv)  In case a tender or exchange offer (which term shall not include open market repurchases by the Trust) made by the Trust or any subsidiary of the Trust for all or any portion of the Common Shares shall expire and such tender or exchange offer shall involve the payment by the Trust or such subsidiary of consideration per Common Share having a fair market value (as determined in good faith by the Board of Trustees, whose determination shall be conclusive and described in a resolution of the Board of Trustees), at the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer, that exceeds the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph (iv) by a fraction of which the numerator shall be the number of Common Shares outstanding (including any tendered or exchanged shares) at the Expiration Time, multiplied by the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, and the denominator shall be the sum of (A) the fair market value (determined as aforesaid) of the aggregate consideration payable to shareholders based upon the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any maximum, being referred to as the “Purchased Shares”) and (B) the product of the number of Common Shares outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

(v)  No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 3.3.4 (other than this subparagraph (v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this Section 3.3.4, the Trust shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Trust and the investment of additional optional amounts in Common Shares under such plan. All calculations under this Section 3.3.4 shall be made to the nearest cent (with $0.005 being rounded upward) or to the nearest one-tenth of a share (with 0.05 of a share being rounded upward), as the case may be. Anything in this paragraph (d) to the contrary notwithstanding, the Trust shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this paragraph (d), as it in its discretion shall determine to be advisable in order that any share dividends, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase shares or securities, or distribution of other assets (other than cash dividends) hereafter made by the Trust to its shareholders shall not be taxable.

(e)          If the Trust shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of its Common Shares, sale of all or substantially all of the Trust’s assets or recapitalization of the Common Shares and excluding any transaction as to which subparagraph (d)(i) of this Section 3.3.4 applies) (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which all or substantially all of the Common Shares are converted into the right to receive shares, securities or other property (including cash or any combination thereof), each Convertible Preferred Share which is not redeemed or converted into the right to receive shares, securities or other property prior to such Transaction shall thereafter be convertible into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Convertible Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a Person with which the Trust consolidated or into which the Trust merged or which merged into the Trust or to which such sale or transfer was made, as the case may be (“Constituent Person”), or an affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction is not the same for each Common Share held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then for the purpose of this paragraph (e) the kind and amount of shares, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Trust shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (e), and it shall not consent or agree to the occurrence of any Transaction until the Trust has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Convertible Preferred Shares that will contain provisions enabling the holders of the Convertible Preferred Shares that remain outstanding after such Transaction to convert into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this paragraph (e) shall similarly apply to successive Transactions.

(f)	If:

(i)  the Trust shall declare a dividend (or any other distribution) on its Common Shares (other than cash dividends or distributions paid with respect to the Common Shares after December 31, 1996 not in excess of the sum of the Trust’s cumulative undistributed Funds from Operations at December 31, 1996, plus the cumulative amount of Funds from Operations, as determined by the Board of Trustees, after December 31, 1996, minus the cumulative amount of dividends accrued or paid in respect of the Convertible Preferred Shares or any other class or series of preferred shares of beneficial interest of the Trust after the Issue Date);

(ii)  the Trust shall authorize the granting to all holders of Common Shares of rights, options or warrants to subscribe for or purchase any shares of any class or any other rights, options or warrants;

(iii)  there shall be any reclassification of the Common Shares (other than an event to which subparagraph (d)(i) of this Section 3.3.4 applies) or any consolidation or merger to which the Trust is a party (other than a merger in which the Trust is the surviving entity) and for which approval of any shareholders of the Trust is required, or a statutory share exchange, or a self tender offer by the Trust for all or substantially all of its outstanding Common Shares or the sale or transfer of all or substantially all of the assets of the Trust as an entirety; or

(iv)  there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Trust;

then the Trust shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of Convertible Preferred Shares at their addresses as shown on the records of the Trust, as promptly as possible, but at least 10 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such dividend, distribution or rights, options or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 3.3.4.

(g)          Whenever the Conversion Price is adjusted as herein provided, the Trust shall promptly file with the Transfer Agent an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Trust shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and shall mail such notice of such adjustment of the Conversion Price to the holder of each Convertible Preferred Share at such holder’s last address as shown on the records of the Trust.

(h)          In any case in which paragraph (d) of this Section 3.3.4 provides that an adjustment shall become effective on the day next following the record date for an event, the Trust may defer until the occurrence of such event (A) issuing to the holder of any Convertible Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to paragraph (c) of this Section 3.3.4.

(i)           There shall be no adjustment of the Conversion Price in case of the issuance of any shares of beneficial interest of the Trust in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 3.3.4. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 3.3.4, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

(j)           If the Trust shall take any action affecting the Common Shares, other than action described in this Section 3.3.4, that in the opinion of the Board of Trustees would materially and adversely affect the conversion rights of the holders of the Convertible Preferred Shares, the Conversion Price for the Convertible Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Trustees, in its sole discretion, may determine to be equitable in the circumstances.

(k)          The Trust covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting conversion of the Convertible Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Convertible Preferred Shares not theretofore converted. For purposes of this paragraph (k), the number of Common Shares that shall be deliverable upon the conversion of all outstanding Convertible Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

The Trust covenants that any Common Shares issued upon conversion of the Convertible Preferred Shares shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the Common Shares deliverable upon conversion of the Convertible Preferred Shares, the Trust will take any action that, in the opinion of its counsel, may be necessary in order that the Trust may validly and legally issue fully paid and (subject to any customary qualification based upon the nature of a real estate investment trust) non-assessable Common Shares at such adjusted Conversion Price.

The Trust shall endeavor to list the Common Shares required to be delivered upon conversion of the Convertible Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

The Trust shall endeavor to comply with all federal and state securities laws and regulations thereunder in connection with the issuance of any securities that the Trust shall be obligated to deliver upon conversion of the Convertible Preferred Shares. The certificates evidencing such securities shall bear such legends restricting transfer thereof in the absence of registration under applicable securities laws or an exemption therefrom as the Trust may in good faith deem appropriate.

(l)           The Trust will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Convertible Preferred Shares pursuant hereto; provided, however, that the Trust shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of the holder of the Convertible Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Trust the amount of any such tax or established, to the reasonable satisfaction of the Trust, that such tax has been paid.

3.3.5.     Fixed Charge Coverage; Limitation on Issuance of Additional Preferred Shares and Indebtedness.

(a)          Without the written consent of the holders of 66-2/3% of the issued and outstanding Convertible Preferred Shares, none of the Trust, the Operating Partnership or any of their subsidiaries may issue any additional preferred securities of any such entity or incur any indebtedness (other than trade payables or accrued expenses incurred in the ordinary course of business) if, immediately following such issuance and after giving effect to such issuance and the application of the net proceeds therefrom, such entity would be reasonably expected to not satisfy one or both of the following ratios for the fiscal quarter immediately preceding such issuance:

(i)           Total Debt and liquidation value of non-convertible preferred shares of beneficial interest to Total Market Capitalization of less than .65 to 1.0 as of the end of the applicable fiscal quarter, or

(ii)  Consolidated EBITDA to Consolidated Fixed Charges of at least 1.4 to 1.0 for the applicable fiscal quarter.

(b)          In the event that the Trust fails to satisfy one or both of the ratios in Section 3.3.5(a)(i) and (ii) above for two consecutive quarters, the holders of Convertible Preferred Shares shall have the right to require that the Trust, to the extent that the Trust shall have funds legally available therefor, repurchase any or all of each holder’s Convertible Preferred Shares at a repurchase price payable in cash in an amount equal to 100% of the Liquidation Preference thereof, plus accrued and unpaid dividends whether or not declared, if any (the “Repurchase Payment”), to the date of repurchase or the date payment is made available (the “Repurchase Date”), pursuant to the offer described in paragraph (c) below (the “Repurchase Offer”).

(c)          Within 15 days following the second consecutive quarter that the Trust fails to satisfy one or both of the ratios in Section 3.3.5(a)(i) and (ii) above, the Trust shall mail by first class mail or overnight courier a notice to all holders of Convertible Preferred Shares stating (i) that the Trust failed to satisfy one or both of the tests (naming the test(s) failed), (ii) that the holders of Convertible Preferred Shares have the right to require the Trust to repurchase any or all Convertible Preferred Shares then held by such holder in cash, (iii) the date of repurchase (which shall be a Business Day, no earlier than 120 days and no later than 150 days from the date such notice is mailed, or such later date as may be necessary to comply with the requirements of the Exchange Act), (iv) the repurchase price for the repurchase and (v) the instructions determined by the Trust, consistent with this paragraph (c), that the holder must follow in order to have its Convertible Preferred Shares repurchased.

(d)          On the Repurchase Date, the Trust will, to the extent lawful, accept for payment Convertible Preferred Shares or portions thereof tendered pursuant to the Repurchase Offer and promptly mail by first class mail or overnight courier or by wire transfer of immediately available funds to the holder of Convertible Preferred Shares, as directed by such holder, payment in an amount equal to the Repurchase Payment in respect of all Convertible Preferred Shares or portions thereof so tendered.

(e)          Notwithstanding anything else herein, to the extent they are applicable to any Repurchase Offer, the Trust will comply with any federal and state securities laws, rules and regulations and all time periods and requirements shall be adjusted accordingly.

(f)           “Total Debt” means the sum of (without duplication) any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures, or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent such indebtedness would appear as a liability upon a balance sheet of such entity prepared on a consolidated basis in accordance with Generally Accepted Accounting Principles (“GAAP”), and also includes, to the extent not otherwise included, the guarantee of items which would be included within this definition.

(g)          “Total Market Capitalization” means the sum of: (a) the Fair Market Value of the outstanding Common Shares, assuming (i) the full exchange of outstanding partnership units (in each case not held by the Trust) of the Operating Partnership for Common Shares and (ii) the conversion of the outstanding shares of Convertible Preferred Shares into Common Shares; (b) the aggregate liquidation value of any outstanding preferred shares of beneficial interest other than the Convertible Preferred Shares; and (c) the Total Debt of the Trust.

(h)          “Consolidated EBITDA” for any period means the consolidated net income of the Trust (before extraordinary income or gains) as reported in the Trust’s financial statements filed with the Securities and Exchange Commission increased by the sum of the following (without duplication):

a.

all income and state franchise taxes paid or accrued according to GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses except to the extent that such gains were not included in Consolidated EBITDA),

b.	all interest expense paid or accrued in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount),
c.	depreciation and depletion reflected in such reported net income,
d.

amortization reflected in such reported net income, including, without limitation, amortization of capitalized debt issuance costs (only to the extent that such amounts have not been previously included in the amount of Consolidated EBITDA pursuant to clause (b) above), goodwill, other intangibles and management fees, and

e.	any other non-cash charges or discretionary prepayment penalties, to the extent deducted from consolidated net income (including, but not limited to, income allocated to minority interests).
(i)	“Consolidated Fixed Charges” for any period means the sum of:
a.	all interest expense paid or accrued in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount),
b.	preferred shares of beneficial interest dividend requirements for such period, whether or not declared or paid, and
c.	regularly scheduled amortization of principal during such period (other than any balloon payments at maturity).

(j)           Notwithstanding the provisions of this Section 3.3.5, in no event shall the Trust be required to repurchase any Convertible Preferred Shares at any time that such repurchase is prohibited by this Declaration of Trust or the Trust’s debt instruments.

3.3.6.     Shares To Be Retired. All Convertible Preferred Shares which shall have been issued and reacquired in any manner by the Trust shall be restored to the status of authorized but unissued preferred shares of beneficial interest, without distinction as to class or series, and subject to applicable limitations set forth in this Declaration of Trust may thereafter be reissued as shares of any series of preferred shares of beneficial interest.

3.3.7.     Ranking. Any class or series of shares of beneficial interest of the Trust shall be deemed to rank:

(a)          prior to the Convertible Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Convertible Preferred Shares;

(b)          on a parity with the Convertible Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Convertible Preferred Shares, if the holders of such class or series and the Convertible Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”);

(c)          junior to the Convertible Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Junior Shares; and

(d)          junior to the Convertible Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be Fully Junior Shares.

3.3.8.     Voting Rights. If and whenever (i) two consecutive quarterly dividends payable on the Convertible Preferred Shares or any series or class of Parity Shares shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, or (ii) for two consecutive quarterly dividend periods the Trust fails to pay dividends on the Common Shares in an amount per share at least equal to $0.3375 (subject to adjustment consistent with any adjustment of the Conversion Price pursuant to Section 3.3.4(d) hereof) the number of Trustees then constituting the Board of Trustees shall be increased by one (unless the then current Board of Trustees consists of more than 10 Trustees in which case it shall be increased by two) and the holders of Convertible Preferred Shares, together with the holders of shares of every other series of Parity Shares (any such other series, the “Voting Preferred Shares”), voting as a single class regardless of series, shall be entitled to elect the one or two additional Trustees to serve on the Board of Trustees at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Convertible Preferred Shares and the Voting Preferred Shares called as hereinafter provided. Whenever all arrears in dividends on the Convertible Preferred Shares and the Voting Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, or the Trust has paid dividends on the Common Shares in an amount per share at least equal to $0.3375 (subject to adjustment consistent with any adjustment of the Conversion Price pursuant to Section 3.3.4(d)) for two consecutive quarters, then the right of the holders of the Convertible Preferred Shares and the Voting Preferred Shares to elect such additional Trustee(s) shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearage in quarterly dividends), and the terms of office of all persons elected as Trustee(s) by the holders of the Convertible Preferred Shares and the Voting Preferred Shares shall forthwith terminate and the number of the Board of Trustees shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Convertible Preferred Shares and the Voting Preferred Shares, the Secretary of the Trust may, and upon the written request of any holder of Convertible Preferred Shares (addressed to the Secretary at the principal office of the Trust) shall, call a special meeting of the holders of the Convertible Preferred Shares and of the Voting Preferred Shares for the election of the Trustee(s) to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Convertible Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the records of the Trust. The Trustee(s) elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the Trustee(s) elected by the holders of the Convertible Preferred Shares and the Voting Preferred Shares, a successor shall be elected by the Board of Trustees, upon the nomination of the then-remaining Trustee elected by the holders of the Convertible Preferred Shares and the Voting Preferred Shares or, if there is no such remaining Trustee, upon the nomination of the holders of a majority of the voting power of the Convertible Preferred Shares and the Voting Preferred Shares, to serve until the next annual meeting of the shareholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

So long as any Convertible Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by this Declaration of Trust, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Convertible Preferred Shares given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

Any amendment, alteration or repeal of any of the provisions of this Declaration of Trust that materially and adversely affects the voting powers, rights or preferences of the holders of the Convertible Preferred Shares; provided, however, that the amendment of the provisions of this Declaration of Trust so as to authorize or create, or to increase the authorized amount of, any Fully Junior Shares, Junior Shares that are not senior in any respect to the Convertible Preferred Shares or any Parity Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Convertible Preferred Shares; or

A share exchange that affects the Convertible Preferred Shares, a consolidation with, or merger of the Trust into, another entity, or a consolidation with, or merger of another entity into, the Trust, unless in each such case each Convertible Preferred Share (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for convertible preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and term or conditions of redemption thereof identical to that of a Convertible Preferred Share (except for changes that do not materially and adversely affect the holders of the Convertible Preferred Shares);

provided, however, that no such vote of the holders of Convertible Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Convertible Preferred Shares at the time outstanding to the extent such redemption is authorized by Section 3.3.3 hereof.

For purposes of the foregoing provisions of this Section 3.3.8, each Convertible Preferred Share shall have one (1) vote per share, except that when any other series of Preferred Shares shall have the right to vote with the Convertible Preferred Shares as a single class on any matter, then the Convertible Preferred Shares and such other series shall have with respect to such matters one (1) vote per $20.00 (or less pursuant to Section 3.3.2(a) hereof) of the stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Convertible Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any Trust action.

3.3.9.     Record Holders. The Trust and the Transfer Agent may deem and treat the record holder of any Convertible Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Trust nor the Transfer Agent shall be affected by any notice to the contrary.

3.4.         Additional Preferred Shares. The Trustees shall have power from time to time to classify or reclassify unissued additional Preferred Shares in one or more series and to establish for each series the terms, preferences, conversion or other rights, voting powers, restrictions, distribution limitations, qualifications and redemption terms and conditions, and to set or change the number of shares in each series, and, in such event, the Trust shall file for record with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) articles supplementary to this Declaration of Trust in substance and form as prescribed by Maryland law.

3.5.         Authorization by Board of Share Issuance. The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth herein or in the Bylaws, and all Shares so issued will be fully paid and non-assessable. Notwithstanding any other provision herein, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any Shares or other beneficial interest in the Trust not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

3.6.        Dividends and Distributions. Subject to the dividend rights and the preferential rights upon liquidation of the Convertible Preferred Shares, any additional Preferred Shares and the Excess Shares, holders of Common Shares will participate equally in dividends payable to holders of Common Shares when and as authorized and declared by the Board of Trustees and in net assets available for distribution to holders of Common Shares upon liquidation or dissolution. The Board of Trustees may from time to time authorize and declare to shareholders such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine. The Board of Trustees shall endeavor to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify as a REIT under the Code; however, shareholders shall have no right to any dividend or distribution unless and until authorized and declared by the Board of Trustees. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 3.6 shall be subject to the provisions of any class or series of Shares at the time outstanding.

3.7.         General Nature of Shares. All Shares shall be personal property entitling the shareholders only to those rights provided in this Declaration of Trust. The shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a shareholder shall not terminate the Trust. The Trust is entitled to treat as shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust.

3.8.         Fractional Shares. The Trust may, without the consent or approval of any shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

3.9.        Declaration of Trust and Bylaws. All shareholders are subject to the provisions of this Declaration of Trust and the Bylaws.

4.	Restrictions on Transfer, Acquisition and Redemption of Equity Shares; Exchange for Excess Shares.
4.1.	Restrictions on Ownership and Transfer.

(a)          Except as provided in Section 4.6 hereof, from and after the Closing Date of the Initial Public Offering and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit.

(b)         Except as provided in Section 4.6 hereof, from and after the Closing Date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Equity Shares which would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the Ownership Limit, and such Person shall acquire no rights in such Equity Shares.

(c)          Except as provided in Section 4.6 hereof, from and after the Closing Date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Equity Shares being Beneficially Owned or Constructively Owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Equity Shares which would be otherwise Beneficially Owned or Constructively Owned by the transferee, and the intended transferee shall acquire no rights in such Equity Shares; provided, however, that this Section 4.1(c) shall not apply to the Transfer of Equity Shares from the Trust to the underwriters of the Initial Public Offering.

(d)          Except as provided in Section 4.6 hereof, from and after the Closing Date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the shares of Equity Shares which would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code or any successor statute, and the intended transferee shall acquire no rights in such Equity Shares.

4.2	Conversion to Excess Shares and Transfer to Share Trust.

(a)          If, notwithstanding the other provisions contained in this Section 4, at any time from and after the Closing Date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer, change in the capital structure of the Trust or other event such that any Person would Beneficially Own or Constructively Own Equity Shares in excess of the applicable Ownership Limit, then, subject to Section 4.6 and Section 4.7 hereof, such Equity Shares in excess of such Ownership Limit (rounded up to the nearest whole share) shall be automatically converted into an equal number of “Excess Shares” and, in accordance with the provisions of this Section 4, be transferred automatically, by operation of law, to a Share Trust to be held in accordance with this Section 4. Such conversion and transfer shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer, change in capital structure of the Trust or other event.

(b)          If, notwithstanding the other provisions contained in this Section 4, at any time from and after the Closing Date of the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer, change in the capital structure of the Trust or other event which, if effective, would (i) result in the Equity Shares being Beneficially Owned or Constructively Owned by fewer than 100 Persons (determined without reference to rules of attribution) or (ii) cause the Trust to become “closely held” within the meaning of Section 856(h) of the Code or any successor statute, then such number of Equity Shares (rounded up to the nearest whole share) being transferred which would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code or any successor statute shall be automatically converted into an equal number of “Excess Shares” and, in accordance with the provisions of this Section 4, be transferred automatically, by operation of law, to a Share Trust to be held in accordance with this Section 4. Such conversion and transfer shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer, change in capital structure or other event.

4.3.        Remedies For Breach. If the Trustees or their designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 4.1 hereof, or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares of the Trust in violation of Section 4.1, the Trustees or their designee shall take such action as they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Trust, directing the Trust’s transfer agent and/or registrar to refuse to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfer or attempted Transfer in violation of Section 4.1 shall automatically result in the conversion and transfer described in Sections 4.2(a) and 4.2(b) hereof irrespective of any action (or non-action) by the Trustees or their designee.

4.4.         Notice to Trust of Restricted Transfer. Any Person who acquires or attempts to acquire shares in violation of Section 4.1 hereof, or any Person who is a transferee such that Excess Shares result under Section 4.2 hereof, shall immediately give the Trust written notice of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Trust’s status as a REIT.

4.5.        Owners Required to Provide Information for Trust. From and after the Closing Date of the Initial Public Offering and prior to the Restriction Termination Date:

(a)          Every Beneficial Owner or Constructive Owner of more than 5.0% (or such lower percentage as required pursuant to regulations under the Code) of the number or value of outstanding Equity Shares of the Trust shall, within 30 days after January 1 of each year, give a written statement or affidavit to the Trust stating the name and address of such Beneficial Owner or Constructive Owner, the number of Equity Shares Beneficially Owned or Constructively Owned and a description of how such Equity Shares are held. Each such Beneficial Owner shall provide to the Trust such additional information as the Trust may reasonably request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Trust’s status as a REIT or to ensure compliance with the Ownership Limit.

(b)          Each Person who is a Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust a written statement or affidavit stating such information as the Trust may reasonably request in order to determine the Trust’s status as a REIT or to ensure compliance with the Ownership Limit.

4.6.         Exceptions to Ownership Limit. The Ownership Limit shall not apply to the acquisition of Equity Shares by an underwriter that participates in a public offering of such shares for a period of 90 days following the purchase by such underwriter of such shares; provided, that the restrictions contained in Section 4.1 hereof will not be violated following the distribution by such underwriter of such shares. In addition, the Board of Trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to it, in each case to the effect that the restrictions contained in Section 4.1 hereof will not be violated and that REIT status will not otherwise be lost, and upon such other conditions as the Trustees may direct, may in its discretion exempt a Person from, or provide such Person with a limited exception to, the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code; provided, however, that (i) the Board of Trustees must obtain such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of Equity Shares will violate the Ownership Limit, (ii) such Person agrees that any exemption or exception provided pursuant to this Section 4.6 shall only apply to such Person and that any subsequent Transfer by such Person which would cause any violation or attempted violation of the Ownership Limit with respect to any other Person pursuant to Section 4.1 shall cause the revocation of the exemption or exception and any resulting Excess Shares will be transferred to the Share Trust pursuant to Section 4.2 hereof and (iii) such Person agrees that the acquisition of the Equity Shares that is the subject of the exemption or exception does not and will not cause the Trust to actually or

Constructively Own more than a certain percentage interest (within the meaning of Section 856(d)(2)(B) of the Code and as determined by the Board of Trustees but in no event more than 9.9%) in any tenant of the Trust’s real property determined without regard to any other interests in any such tenant which the Company may actually or Constructively Own, provided that this clause (iii) shall not apply if such ownership would not cause the Trust to fail the income tests set forth in Section 856(c) of the Code for any taxable year.

4.7.         Settlements on a National Securities Exchange. Notwithstanding any provision contained herein to the contrary, nothing in this Section 4 shall preclude the settlement of any transaction entered into through the facilities of the NYSE. The fact that the settlement occurs shall not negate the effect of any other provision of this Section 4, and any transferee in such a transaction and the Shares so transferred shall be subject to all of the provisions and limitations set forth in this Section 4.

4.8.	Excess Shares and Share Trust.

(a)          Share Trust. Any Equity Shares transferred to a Share Trust and converted into Excess Shares pursuant to Section 4.2 hereof shall be held for the exclusive benefit of the Beneficiary. The Trust shall name a Beneficiary of each Share Trust within five days after discovery of the existence thereof. Any conversion of Equity Shares into Excess Shares and transfer to a Share Trust pursuant to Section 4.2 shall be effective as of the close of business on the Business Day prior to the date of the purported Transfer, change in capital structure or other event that results in the transfer to the Share Trust. Excess Shares shall remain issued and outstanding shares of the Trust and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding Equity Shares of the same class and series as the class and series from which such Excess Shares were converted. When transferred to a Permitted Transferee in accordance with the provisions of Section 4.8(e) hereof, such Excess Shares shall be automatically converted into shares of the class and series from which they were converted into Excess Shares.

(b)          Dividend Rights. The Share Trustee shall be entitled to receive all dividends and distributions with respect to Excess Shares as may be declared by the Board of Trustees on the Equity Shares from which such Excess Shares were converted and shall hold such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Transferee with respect to Excess Shares shall repay to the Share Trust the amount of any dividends or distributions received by it that (i) are attributable to any Equity Shares converted into Excess Shares and (ii) the record date for which was on or after the date that such shares became Excess Shares. The Trust shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Transferee, including, if necessary, withholding any portion of future dividends or distributions payable on Equity Shares purported to be Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Section 4.1 hereof, would Constructively Own or Beneficially Own the Excess Shares; and, as soon as reasonably practicable following the Trust’s receipt or withholding thereof, shall pay over to the Share Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

(c)          Rights Upon Liquidation for Excess Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any other distribution of all or substantially all of the assets of, the Trust, each holder of Excess Shares shall be entitled to receive, ratably with each other holder of Equity Shares of the same class and series as the class and series from which such Excess Shares were converted, that portion of the assets of the Trust available for distribution to the holders of such class and series of Equity Shares. The Share Trust shall distribute to the Prohibited Transferee the amounts received upon such liquidation, dissolution, winding up or distribution; provided, however, that the Prohibited Transferee shall not be entitled to receive amounts pursuant to this Section 4.8(c) in excess of, (i) in the case of a purported Transfer in which the Prohibited Transferee gave value for Equity Shares and which Transfer resulted in the transfer of the shares to the Share Trust, the price per share, if any, such Prohibited Transferee paid for the Equity Shares and, (ii) in the case of a purported Transfer in which the Prohibited Transfer did not give value for such shares (e.g., if the shares were received through a gift or devise) and which purported Transfer resulted in the transfer of shares to the Share Trust, the price per share equal to the Market Price on the date of such purported Transfer. Any remaining amount in such Share Trust shall be distributed to the Beneficiary.

(d)          Voting Rights for Excess Shares. The Share Trustee shall be entitled to vote all Excess Shares, which Excess Shares shall have the same voting rights as the Equity Shares of the class and series from which such Excess Shares were converted. Any vote by a Prohibited Transferee as a holder of Equity Shares prior to the discovery by the Trust that the Equity Shares are Excess Shares shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such Excess Shares and the Prohibited Transferee shall be deemed to have given, as of the close of business on the Business Day prior to the date of the purported Transfer that results in the transfer to the Share Trust of Equity Shares under Section 4.2 hereof, an irrevocable proxy to the Share Trustee, coupled with an interest, to vote the Excess Shares in the manner in which the Share Trustee, in its sole and absolute discretion, desires.

(e)          Designation of Permitted Transferee. The Share Trustee shall have the exclusive and absolute right, at any time after the 90-day period referred to in Section 4.8(g) hereof, to designate a Permitted Transferee of any and all Excess Shares. In an orderly fashion so as not to materially adversely affect the Market Price of the Excess Shares, the Share Trustee shall designate any Person as Permitted Transferee; provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale), at a price as set forth in Section 4.8(g), the Excess Shares and (ii) the Permitted Transferee so designated may acquire such Excess Shares without such acquisition resulting in a transfer to a Share Trust and the redesignation of such Equity Shares so acquired as Excess Shares under Section 4.2 hereof. Upon the designation by the Share Trustee of a Permitted Transferee in accordance with the provisions of this Section 4.8(e), (i) the Share Trustee shall, upon receipt of consideration therefor, cause to be transferred to the Permitted Transferee that number of Excess Shares acquired by the Permitted Transferee, (ii) the Share Trustee shall cause to be recorded on the books of the Trust that the Permitted Transferee is the holder of record of such number of Equity Shares, (iii) such number of Excess Shares shall be automatically converted into an equal number of Equity Shares of the class and series from which such Excess Shares were converted and (iv) the Share Trustee shall distribute to the Beneficiary any and all amounts held with respect to the Excess Shares after making the payment to the Prohibited Transferee pursuant to Section 4.8(f) hereof.

(f)           Compensation to Record Holder of Equity Shares that Become Excess Shares. Any Prohibited Transferee shall be entitled (following discovery of the Excess Shares and subsequent designation of the Permitted Transferee in accordance with Section 4.8(e) hereof or following the acceptance of the offer to purchase such shares in accordance with Section 4.8(g) hereof) to receive from the Share Trustee following the sale or other disposition of such Excess Shares the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Transferee gave value for Equity Shares and which Transfer resulted in the transfer of the shares to the Share Trust, the price per share such Prohibited Transferee paid for the Equity Shares or (b) a Transfer in which the Prohibited Transferee did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Transfer resulted in the transfer of shares to the Share Trust, the Market Price on the date of such Transfer and (ii) the price per share received by the Share Trustee from the sale or other disposition of such Excess Shares in accordance with Section 4.8(e) or 4.8(g). Any amounts received by the Share Trustee in respect of such Excess Shares and in excess of such amounts to be paid the Prohibited Transferee pursuant to this Section 4.8(f) shall be distributed to the Beneficiary in accordance with the provisions of Section 4.8(e). Each Beneficiary and Prohibited Transferee waive any and all claims that they may have against the Share Trustee and the Share Trust arising out of the disposition of Excess Shares, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 4.8 by, such Share Trustee or the Trust.

(g)          Purchase Right in Excess Shares. Excess Shares shall be deemed to have been offered for sale by the Share Trustee to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Shares (or, in the case of devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported Transfer which resulted in such Excess Shares and (ii) the date the Trust determines in good faith that a Transfer resulting in Excess Shares has occurred, if the Trust does not receive a notice of such Transfer pursuant to Section 4.4 hereof.

4.9. Remedies Not Limited. Other than with respect to Section 4.7 hereof, nothing contained in this Section 4 shall limit the authority of the Trustees to take such other action as they deem necessary or advisable to protect the Trust and the interest of the shareholders by preservation of the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.

4.10. Ambiguities. In the case of an ambiguity in the application of any of the provisions of this Section 4, the Trustees shall have the power to determine the application of the provisions of this Section 4 with respect to any situation based on the facts known to the Trustees.

4.11. Legend.

Each certificate for Common Shares, Preferred Shares and Convertible Preferred Shares shall bear the following legend:

“The Equity Shares represented by this certificate are subject to restrictions on transfer for the purpose of the Trust’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions, no Person may (i) Beneficially or Constructively Own Equity Shares in excess of 9.9% of the number of shares or value of outstanding Equity Shares, (ii) Beneficially or Constructively Own Equity Shares that would result in the Equity Shares being Beneficially or Constructively Owned by fewer than 100 Persons (determined without reference to any rules of attribution) or (iii) Beneficially or Constructively Own Equity Shares that would result in the Trust being “closely held” under Section 856(h) of the Code, unless the conditions of Section 4.6 of the Trust’s Declaration of Trust are satisfied. Any Person who attempts to Beneficially or Constructively Own Equity Shares in excess of the above limitations must immediately notify the Trust in writing of such proposed or attempted Transfer. If any restrictions described above are violated, the Equity Shares represented hereby will be converted automatically into Excess Shares which will be transferred automatically, by operation of law, to a Share Trust to be held for the exclusive benefit of a Beneficiary to be named by the Trust. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Trust’s Declaration of Trust, as the same may be further amended from time to time, a copy of which, including the restrictions on Transfer, will be sent without charge to each shareholder who so requests. Such requests must be made to the Secretary of the Trust at its principal office.”

4.13. Severability. If any provision of this Section 4 or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

5.	Shareholders.

5.1.        Meetings. There shall be an annual meeting of the shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Except as otherwise provided in this Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

5.2.         Voting Rights. Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (a) termination of REIT status as provided in Section 2.1(c) hereof; (b) election of Trustees as provided in Section 2.2(a) hereof and the removal of Trustees as provided in Section 2.3 hereof; (c) amendment of this Declaration of Trust as provided in Section 7 hereof; (d) termination of the Trust as provided in Section 9.2 hereof; (e) merger or consolidation of the Trust, or the sale or disposition of all or substantially all of the property of the Trust, as provided in Section 8 hereof; (f) any matter for which a vote of shareholders is required by a national securities exchange on which the Shares are traded; and (g) such other matters with respect to which a vote of the shareholders is required by applicable law or the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Board of Trustees.

5.3.         Preemptive and Appraisal Rights. Except as may be provided by the Board of Trustees in setting the terms of any class or series of Shares pursuant to Section 3.5 hereof, no holder of Shares shall, as such holder: (a) have any preemptive or preferential right to purchase or subscribe for any additional Shares or any other security of the Trust which it may issue or sell or (b) except as expressly required by Maryland law, have any right to require the Trust to pay it the fair value of its Shares in an appraisal or similar proceeding.

6.	Liability Limitation and Indemnification.

6.1.         Limitation of Shareholder Liability. No shareholder shall be personally liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of its being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the property of the Trust or the affairs of the Trust.

6.2.         Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages. Neither the amendment nor repeal of this Section 6.2, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 6.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any shareholder for money damages except to the extent that (i) the Trustee or officer actually received an improper benefit or profit in money, property or services, in which case the liability shall not exceed the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

6.3.         Express Exculpatory Clauses in Instruments. Neither the shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all Persons shall look solely to the property of the Trust for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

6.4.        Indemnification and Advancement for Expenses. The Trust shall indemnify, to the fullest extent permitted by Maryland law, as applicable from time to time, all persons who at any time were or are trustees or officers of the Trust for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in such capacity as a trustee or an officer. The Trust shall pay or reimburse all reasonable expenses incurred by a present or former trustee or officer of the Trust in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which the present or former trustee or officer is a party, in advance of the final disposition of the proceeding, to the fullest extent permitted by, and in accordance with the applicable requirements of, Maryland law, as applicable from time to time. The Trust may indemnify any other persons permitted but not required to be indemnified by Maryland law, as applicable from time to time, if and to the extent indemnification is authorized and determined to be appropriate, in each case in accordance with applicable law, by the Board of Trustees, the majority of the shareholders of the Trust entitled to vote thereon or special legal counsel appointed by the Board of Trustees. No amendment of this Declaration of Trust or repeal of any of its provisions shall limit or eliminate any of the benefits provided to trustees and officers under this Section 6.4 in respect of any act or omission that occurred prior to such amendment or repeal.

7.	Amendments.

7.1.         General. The Trust reserves the right from time to time to make any amendment to this Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Declaration of Trust, of any Shares. All rights and powers conferred by this Declaration of Trust on shareholders, Trustees and officers are granted subject to this reservation. All references to this Declaration of Trust shall include all amendments thereto.

7.2.        By Trustees. The Trustees by a two-thirds vote may amend this Declaration of Trust from time to time, in the manner provided by Maryland REIT law, without any action by the shareholders, to qualify as a REIT under the Code or under Maryland REIT law.

7.3.        By Shareholders. Other than amendments pursuant to Section 3.1 or Section 7.2 hereof, any amendment to this Declaration of Trust shall be valid only if approved by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter, except that any amendment to Section 2.1(c), 2.2(a) or 2.3 or this Section 7.3 of this Declaration of Trust shall be valid only if approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

8.	Merger, Consolidation or Sale of the Property of the Trust.

Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may (a) merge with or into another entity, (b) consolidate with one or more other entities into a new entity or (c) sell, lease, exchange or otherwise transfer all or substantially all of the property of the Trust. Any such action must be approved by the Board of Trustees and, after notice to all shareholders entitled to vote on the matter, by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

9.	Duration and Termination of Trust.

9.1.        Duration of Trust. The Trust shall continue perpetually unless terminated pursuant to Section 9.2 hereof or pursuant to any applicable provision of Maryland REIT law.

9.2.	Termination of Trust.

(a)          Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may be terminated at any meeting of shareholders called for that purpose by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote thereon. Upon the termination of the Trust:

(i)           The Trust shall carry on no business except for the purpose of winding up its affairs;

(ii)          The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust’s contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining property of the Trust to one or more Persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business; and

(iii)  After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trustees may distribute the remaining property of the Trust, in cash or in kind or partly each, among the shareholders according to their respective rights, so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares (other than Common Shares) at the time outstanding shall be entitled, the remaining property of the Trust available for payment and distribution to shareholders shall, subject to any participating or similar rights of Shares (other than Common Shares) at the time outstanding, be distributed ratably among the holders of Common Shares at the time outstanding.

(b)          After termination of the Trust, the liquidation of its business and the distribution to the shareholders as herein provided, a majority of the Trustees shall execute and file with the Trust’s records a document certifying that the Trust has been duly terminated, and thereupon the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all shareholders shall cease.

10.	Miscellaneous.

10.1. Governing Law. The rights of all parties and the validity, construction and effect of every provision of this Declaration of Trust shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

10.2   Reliance by Third Parties. Any certificate shall be final and conclusive as to any Person dealing with the Trust if executed by an individual who, according to the records of the Trust or of any recording office in which this Declaration of Trust may be recorded, appears to be the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of the Board of Trustees or shareholders; (d) a copy of this Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to this Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact which relates to the affairs of the Trust. No purchaser, lender, transfer agent or other Person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Trust by the Trustees or by any officer, employee or agent of the Trust.

10.3. Severability.

(a)          The provisions of this Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the REIT provisions of the Code, the Maryland REIT law or other applicable federal or state laws, the Conflicting Provisions shall be deemed never to have constituted a part of this Declaration of Trust, even without any amendment of this Declaration of Trust pursuant to Section 7 hereof; provided, however, that such determination by the Board of Trustees shall not affect or impair any of the remaining provisions of this Declaration of Trust or render invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination.

(b)          If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

10.4. Construction. In this Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Declaration of Trust.

10.5. Recordation. This Declaration of Trust and any amendment hereto shall be filed for record with the SDAT and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record this Declaration of Trust or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of this Declaration of Trust or any amendment hereto. A restated Declaration of

Trust shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments thereto.

THIRD:  the amendment and restatement of the Declaration of Trust was approved and advised by the Board of Trustees and approved by the sole shareholder of the Trust in accordance with the Maryland REIT law.

[signature page follows]

IN WITNESS WHEREOF, these Articles of Amendment and Restatement have been signed on this 14th day of November, 1997, by the undersigned President of the Trust who acknowledges that these Articles of Amendment and Restatement are the act of the Trust and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that the statement is made under the penalties for perjury.

PRIME GROUP REALTY TRUST

By:/s/ Richard S. Curto	[Seal]
Name: Richard S. Curto
Title: President

ATTEST:

By: /s/ Robert J. Rudnik

Name:	Robert J. Rudnik

Title: Secretary

PRIME GROUP REALTY TRUST

Articles Supplementary

Classifying and Designating a Series of

Preferred Shares of Beneficial Interest as

9% Series B Cumulative Redeemable

Preferred Shares of Beneficial Interest and

Fixing Distribution and Other Preferences

and Rights of Such Series

Prime Group Realty Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland pursuant to section 8-203(b) of the Annotated Code of Maryland that:

FIRST: Pursuant to authority granted to the Board of Trustees of the Trust by the Amended and Restated Declaration of Trust of the Trust (the “Declaration”), the Board of Trustees has designated and classified 4,600,000 unissued preferred shares of beneficial interest, par value $0.01 per share, as 9% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, and authorizing the issuance thereof.

SECOND: The following is a description of the 9% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, including the preferences and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof:

Section 1.          Number of Shares and Designation. This class of preferred shares of beneficial interest shall be designated as “9% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest” and the number of shares which shall constitute such series shall be 4,600,000 shares which number may be decreased (but not below the aggregate number thereof then outstanding and/or which have been reserved for issuance) from time to time by the Board of Trustees.

Section 2.          Definitions. For purposes of the Series B Preferred Shares (as hereinafter defined), the following terms shall have the meanings indicated:

“Board of Trustees” shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series B Preferred Shares.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City, New York are authorized or required by law, regulation or executive order to close.

“Common Shares” shall mean the Common Shares of Beneficial Interest, par value $0.01 per share, of the Trust.

“Operating Partnership” shall mean Prime Group Realty, L.P., a Delaware limited partnership.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A Preferred Shares” shall mean the Trust’s outstanding 7% Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share.

“Series B Call Date” shall mean the date specified in the notice to holders required under Section 5(d) as the Series B Call Date.

“Series B Dividend Payment Date” shall mean (i) the thirty-first day of each January with respect to the Series B Dividend Period commencing on October 1 of the then immediately preceding year, (ii) the thirtieth day of each April with respect to the Series B Dividend Period commencing on January 1 of such year, (ii) the thirty-first day of each July with respect to the Series B Dividend Period commencing on April 1 of such year and (iv) the thirty-first day of each October with respect to the Series B Dividend Period commencing on July 1 of such year.

“Series B Dividend Periods” shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Series B Dividend Period with respect to any Series B Preferred Shares (other than the initial Series B Dividend Period, which shall commence on the Series B Issue Date and end on and include the last day of the calendar quarter immediately following such Series B Issue Date, and other than the Series B Dividend Period during which any Series B Preferred Shares shall be redeemed pursuant to Section 5, which shall end on and include the Series B Call Date with respect to the Series B Preferred Shares being redeemed).

“Series B Fully Junior Shares” shall mean the Common Shares, the Series A Preferred Shares and any other class or series of shares of beneficial interest of the Trust now or hereafter issued and outstanding over which the Series B Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Trust.

“Series B Issue Date” shall mean the date on which the Series B Preferred Shares are issued.

“Series B Junior Shares” shall mean the Common Shares, the Series A Preferred Shares and any other class or series of shares of beneficial interest of the Trust now or hereafter issued and outstanding over which the Series B Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Trust.

“Series B Parity Shares” shall have the meaning set forth in Section 6(b).

“Series B Preferred Shares” shall mean the Trust’s 9% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share.

“Series B Voting Preferred Shares” shall have the meaning set forth in Section 7.

“Set apart for payment” shall be deemed to include, without any other action, the recording by the Trust in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Trustees, the allocation of funds to be so paid on any series or class of shares of beneficial interest of the Trust; provided, however, that if any funds for any class or series of Series B Junior Shares or any class or series of shares of beneficial interest ranking on a parity with the Series B Preferred Shares as to the payment of dividends are placed in a separate account of the Trust or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series B Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Transfer Agent” shall mean the Trust, or such other agent or agents of the Trust as may be designated by the Board of Trustees or their designee as the transfer agent, registrar and dividend disbursing agent for the Series B Preferred Shares.

Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Declaration.

Section 3.	Dividends.

(a)          Subject to the preferential rights of the holders of any Preferred Shares that rank senior in the payment of dividends to the Series B Preferred Shares, the holders of Series B Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential dividends payable in cash in an amount per share equal to an annual rate of 9% of the per share liquidation preference of the Series B Preferred Shares (equivalent to $2.25 per Series B Preferred Share). The dividends shall begin to accrue and shall be fully cumulative from the first day of the applicable Series B Dividend Period, whether or not in any Series B Dividend Period or Periods there shall be funds of the Trust legally available for the payment of such dividends and whether or not such dividends are authorized by the Board of Trustees, and shall be payable quarterly, when, as and if declared by the Board of Trustees, in arrears on Series B Dividend Payment Dates. Each such dividend shall be payable in arrears to the holders of record of Series B Preferred Shares as they appear in the records of the Trust at the close of business on such record date, not less than 10 nor more than 50 days preceding such Series B Dividend Payment Dates thereof, as shall be fixed by the Board of Trustees. Accrued and unpaid dividends for any past Series B Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Series B Dividend Payment Date, to holders of record on such date, not less than 10 nor more than 50 days preceding the payment date thereof, as may be fixed by the Board of Trustees. Any dividend payment made on Series B Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to Series B Preferred Shares which remains payable.

(b)          The initial Series B Dividend Period for the Series B Preferred Shares will include a partial dividend for the period from the Series B Issue Date until the last day of the calendar quarter immediately following such Series B Issue Date. The amount of dividends payable for such period, or any other period shorter than a full Series B Dividend Period, on the Series B Preferred Shares shall be computed by dividing the number of days in such period by 365 and multiplying the result by the product of the annual dividend rate (i.e., 9%) multiplied by the liquidation preference of the Series B Preferred Shares (i.e., $25.00 per Series B Preferred Share). The aggregate amount of dividends payable in respect of the Series B Preferred Shares for each full Series B Dividend Period shall be computed by dividing (x) the product of the annual dividend rate multiplied by the liquidation preference of the Series B Preferred Shares by (y) four (4). Holders of Series B Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends, as herein provided, on the Series B Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Shares which may be in arrears.

(c)          So long as any Series B Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Series B Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Shares for all Series B Dividend Periods terminating on or prior to the dividend payment date on such class or series of Series B Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Series B Preferred Shares and all dividends declared upon any other class or series of Series B Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series B Preferred Shares and accumulated and unpaid on such Series B Parity Shares.

(d)          So long as any Series B Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Series B Fully Junior Shares) shall be declared or paid or set apart for payment or any other distribution shall be declared or made or set apart for payment upon Series B Junior Shares, nor shall any Series B Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Trust or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Series B Junior Shares) by the Trust, directly or indirectly (except by conversion into or exchange for Series B Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series B Preferred Shares and any other Series B Parity Shares of the Trust shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past Series B Dividend Periods with respect to the Series B Preferred Shares and all past dividend periods with respect to such Series B Parity Shares and (ii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the dividend for the then current Series B Dividend Period with respect to the Series B Preferred Shares and the then current dividend period with respect to such Series B Parity Shares.

(e)          No distributions on Series B Preferred Shares shall be declared by the Board of Trustees or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

Section 4.	Liquidation Preference.

(a)          In the event of any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, subject to the prior preferences and other rights of any series of shares of beneficial interest ranking senior to the Series B Preferred Shares upon liquidation, distribution or winding up of the Trust, before any payment or distribution of the assets of the Trust (whether capital or surplus) shall be made to or set apart for the holders of Series B Junior Shares, the holders of the Series B Preferred Shares shall be entitled to receive Twenty-Five Dollars ($25.00) (the “Liquidation Preference”) per Series B Preferred Share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Trust, the assets of the Trust, or proceeds thereof, distributable among the holders of the Series B Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Series B Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series B Preferred Shares and any such other Series B Parity Shares ratably in accordance with the respective amounts that would be payable on such Series B Preferred Shares and any such other Series B Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Trust with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or conveyance of all or substantially all of the Trust’s property or business or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Trust.

(b)          Subject to the rights of the holders of shares of any series or class or classes of shares of beneficial interest ranking on a parity with or prior to the Series B Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Trust, after payment shall have been made in full to the holders of the Series B Preferred Shares, as provided in this Section 4, the holders of Series B Preferred Shares shall have no other claim to the remaining assets of the Trust and any other series or class or classes of Series B Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Preferred Shares shall not be entitled to share therein.

Section 5.	Redemption at the Option of the Trust.

(a)          The Series B Preferred Shares shall not be redeemable by the Trust prior to June 5, 2003. On and after June 5, 2003, the Trust, at its option, may redeem the Series B Preferred Shares, in whole at any time or from time to time in part out of funds legally available therefor at a redemption price payable in cash equal to 100% of the Liquidation Preference per Series B Preferred Share (plus all accumulated, accrued and unpaid dividends as provided below). The redemption price of the Series B Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) shall be paid solely from the proceeds of the issuance and sale by the Trust of other capital shares of beneficial interest of the Trust and not from any other source. For purposes of the preceding sentence, “capital shares of beneficial interest” means any equity securities (including Common Shares and Preferred Shares), shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

(b)          Upon any redemption of Series B Preferred Shares pursuant to this Section 5, the Trust shall pay all accrued and unpaid dividends, if any, thereon to the Series B Call Date, without interest, except that if the Series B Call Date falls after a dividend payment record date and prior to the corresponding Series B Dividend Payment Date, then each holder of Series B Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Series B Dividend Payment Date notwithstanding any redemption of such shares before such Series B Dividend Payment Date. Except as provided above, the Trust shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Shares called for redemption.

(c)          If full cumulative dividends on the Series B Preferred Shares and any other class or series of Series B Parity Shares of the Trust have not been declared and paid or declared and set apart for payment, the Series B Preferred Shares may not be redeemed under this Section 5 in part and the Trust may not purchase or acquire Series B Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares.

(d)          Notice of the redemption of any Series B Preferred Shares under this Section 5 shall be mailed by first-class mail to each holder of record of Series B Preferred Shares to be redeemed at the address of each such holder as shown on the Trust’s records, not less than 30 nor more than 90 days prior to the Series B Call Date. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Each such mailed notice shall state, as appropriate: (1) the Series B Call Date; (2) the number of Series B Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places at which certificates for such shares are to be surrendered; and (5) that dividends on the shares to be redeemed shall cease to accrue on such Series B Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Series B Call Date (unless the Trust shall fail to make available an amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Series B Preferred Shares so called for redemption shall cease to accrue, (ii) such shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series B Preferred Shares of the Trust shall cease (except the right to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Trust’s obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Series B Call Date, the Trust shall deposit with a bank or trust company (which may be an affiliate of the Trust) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000 cash, necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series B Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holders of Series B Preferred Shares to be redeemed on any cash so set aside by the Trust. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Series B Call Date shall revert to the general funds of the Trust, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Trust for the payment of such cash.

As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Series B Preferred Shares are to be redeemed, shares to be redeemed shall be selected by the Trust from outstanding Series B Preferred Shares not previously called for redemption pro rata (as nearly as may be), by lot or by any other method determined by the Trust in its sole discretion to be equitable. If fewer than all the Series B Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

Section 6.          Ranking. Any class or series of shares of beneficial interest of the Trust shall be deemed to rank:

(a)          prior to the Series B Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series B Preferred Shares;

(b)          on a parity with the Series B Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof shall be different from those of the Series B Preferred Shares, if the holders of such class or series and the Series B Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Series B Parity Shares”);

(c)          junior to the Series B Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series (which includes the Series A Preferred Shares) shall be Series B Junior Shares; and

(d)          junior to the Series B Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series (which includes the Series A Preferred Shares) shall be Series B Fully Junior Shares.

Section 7.          Voting. If and whenever six consecutive quarterly dividends payable on the Series B Preferred Shares or any series or class of Series B Parity Shares having similar voting rights shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the Board of Trustees of the Trust shall amend the Bylaws of the Trust (unless the Bylaws had then been previously amended to increase the number of trustees then constituting the Board of Trustees pursuant to this Section 7) in order that the number of trustees then constituting the Board of Trustees shall be increased by two and the holders of Series B Preferred Shares, together with the holders of shares of every other series of Series B Parity Shares (any such other series, the “Series B Voting Preferred Shares”), voting as a single class regardless of series, shall be entitled to elect the two additional trustees to serve on the Board of Trustees at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Series B Preferred Shares and the Series B Voting Preferred Shares called as hereinafter provided. Whenever all arrears in dividends on the Series B Preferred Shares and the Series B Voting Preferred Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series B Preferred Shares and the Series B Voting Preferred Shares to elect such additional trustees shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearage in quarterly dividends), and the terms of office of all persons elected as trustees by the holders of the Series B Preferred Shares and the Series B Voting Preferred Shares shall, notwithstanding the assignment of such trustees to any class pursuant to Section 2.2(a) of the Declaration, forthwith terminate and the number of the Board of Trustees shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series B Preferred Shares and the Series B Voting Preferred Shares, the Secretary of the Trust may, and upon the written request of any holder of Series B Preferred Shares (addressed to the Secretary at the principal office of the Trust) shall, call a special meeting of the holders of the Series B Preferred Shares and of the Series B Voting Preferred Shares for the election of the trustees to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Trust for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Series B Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the records of the Trust. The trustees elected at any such special meeting shall, notwithstanding the assignment of such Trustees to any class pursuant to Section 2.2(a) of the Declaration, hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the trustees elected by the holders of the Series B Preferred Shares and the Series B Voting Preferred Shares, a successor shall be elected by the Board of Trustees, upon the nomination of the then-remaining trustee elected by the holders of the Series B Preferred Shares and the Series B Voting Preferred Shares or the successor of such remaining trustee, to serve until the next annual meeting of the shareholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

So long as any Series B Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the Declaration, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of the Series B Preferred Shares given in person or by proxy shall be necessary for effecting or validating:

(a)          Any amendment, alteration or repeal of any of the provisions of the Declaration or these Articles Supplementary that materially and adversely affects the voting powers, rights or preferences of the holders of the Series B Preferred Shares; provided, however, that the amendment of the provisions of the Declaration so as to authorize or create or to increase the authorized amount of, any Series B Fully Junior Shares, Series B Junior Shares that are not senior in any respect to the Series B Preferred Shares or any Series B Parity Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series B Preferred Shares; or

(b)          A share exchange that affects the Series B Preferred Shares, a consolidation with or merger of the Trust into another entity, or a consolidation with or merger of another entity into the Trust, unless in each such case each Series B Preferred Share (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for cumulative redeemable preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and term or conditions of redemption thereof identical to that of a Series B Preferred Share (except for changes that do not materially and adversely affect the holders of the Series B Preferred Shares);

provided, however, that no such vote of the holders of Series B Preferred Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series B Preferred Shares at the time outstanding to the extent such redemption is authorized by Section 5 of these Articles Supplementary.

For purposes of the foregoing provisions of this Section 8, each Series B Preferred Share shall have one (1) vote per share, except that when any other series of Preferred Shares shall have the right to vote with the Series B Preferred Shares as a single class on any matter, then the

Series B Preferred Shares and such other series shall have with respect to such matters one (1) vote per $25.00 of stated liquidation preference. Except as otherwise required by applicable law or as expressly set forth herein, the Series B Preferred Shares shall not have any voting rights, and the consent of the holders thereof shall not be required for the taking of any Trust action.

Section 8.           No Conversion. The Series B Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except into Excess Shares in connection with maintaining the ability of the Trust to qualify as a real estate investment trust for federal income tax purposes.

Section 9.           Record Holders. The Trust and the Transfer Agent may deem and treat the record holder of any Series B Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Trust nor the Transfer Agent shall be affected by any notice to the contrary.

THIRD: The classification of authorized but unissued shares of beneficial interests as set forth in these Articles Supplementary to be the act of the Trust does not increase the authorized capital of the Trust or the aggregate par value thereof.

FOURTH. These Articles Supplementary have been approved by the majority of the Board of Trustees of the Trust in the manner prescribed by the Declaration and Maryland law.

IN WITNESS WHEREOF, the undersigned, the Executive Vice President and Chief Financial Officer of the Trust, acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, acknowledges that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that this statement is made under the penalties of perjury. These Articles Supplementary have been executed under seal in the name of the Trust by its Executive Vice President and Chief Financial Officer and attested by its Secretary this 1st day of June, 1998.

[SEAL]	PRIME GROUP REALTY TRUST

By: /s/ William M. Karnes
William M. Karnes,
Executive Vice President
and Chief Financial Officer

Attest:

By: /s/James F. Hoffman

James F. Hoffman,

Secretary

PRIME GROUP REALTY TRUST

ARTICLES SUPPLEMENTARY

Prime Group Realty Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland pursuant to Section 8-203(b) of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland that:

FIRST: Under a power set forth in Section 3.5 of the declaration of trust of the Trust (the “Declaration of Trust”), the Board of Trustees of the Trust by resolution duly adopted at a meeting of the Board of Trustees held on December 17, 1998, reclassified 600,000 unissued shares of the Trust’s 9% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, as authorized but unissued preferred shares of beneficial interest, par value $0.01 per share.

SECOND: The reclassification of authorized but unissued shares of beneficial interest as set forth in these Articles Supplementary does not increase the authorized capital of the Trust or the aggregate par value thereof.

THIRD: These Articles Supplementary have been approved by the Board of Trustees of the Trust in the manner prescribed by the Declaration of Trust and Maryland law.

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed in its name and on its behalf on this 29th day of December, 1998, by its Executive Vice President and Chief Financial Officer and to be attested by its Secretary, and the Executive Vice President and Chief Financial Officer of the Trust acknowledges that these Articles Supplementary are the act of the Trust and that, to the best of his knowledge, information and belief and under penalties for perjury, all matters and facts set forth herein with respect to authorization and approval are true in all material respects.

ATTEST:	PRIME GROUP REALTY TRUST

_/s/ JAMES F. HOFFMAN__________	By: /s/_WILLIAM M. KARNES___(SEAL)
James F. Hoffman	William M. Karnes
Secretary	Executive Vice President and
Chief Financial Officer

FIRST AMENDMENT

TO

AMENDED AND RESTATED DECLARATION OF TRUST

OF

PRIME GROUP REALTY TRUST

Prime Group Realty Trust, a Maryland real estate investment trust (the “Trust”), certifies as follows:

FIRST: the Trust desires to amend its declaration of trust as currently in effect as hereinafter provided.

SECOND: Section 2.2 of the declaration of trust is deleted in its entirety and replaced with the following:

Number.

(a)          Each of the Trustees of the Trust (the “Trustees”) shall hold office until the next succeeding annual meeting of shareholders and until his or her successor is elected and qualified. Shareholder votes to elect Trustees shall be conducted in the manner provided in the Bylaws.

(b)          The number of Trustees shall be seven (7), which number may be increased or decreased pursuant to the Bylaws and increased pursuant to Section 3.3.8 hereof, but shall not be less than three (3).

THIRD: Section 2.3 of the declaration of trust is deleted in its entirety and replaced with the following:

Resignation or Removal. Any Trustee may resign by written or oral notice to the Board, effective upon delivery to the Trust of such notice or upon any future date specified in such notice. Subject to the rights of the holders of one or more classes or series of Preferred Shares to elect one or more Trustees, a Trustee may be removed at any time, with or without cause, at a meeting of shareholders, by the affirmative vote of the holders of not less than two-thirds of the shares of beneficial interest then outstanding and entitled to vote generally in the election of Trustees.

FOURTH: the amendment to the declaration of trust was approved and advised by the Board of Trustees and approved by the sole common shareholder of the Trust in accordance with Maryland REIT law.

[signature page follows]

IN WITNESS WHEREOF, this First Amendment to the Amended and Restated Declaration of Trust has been signed on this 1st day of July, 2005, by the undersigned President and Chief Executive Officer of the Trust who acknowledges that this First Amendment to the Amended and Restated Declaration of Trust is the act of the Trust and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects and that the statement is made under the penalties for perjury.

PRIME GROUP REALTY TRUST

By: /s/ JEFFREY A. PATTERSON
Name: Jeffrey A. Patterson
Title: President and Chief Executive Officer

ATTEST:

By:       /s/ JAMES F. HOFFMAN

Name: James F. Hoffman

Title: Executive Vice President - General Counsel

and Secretary